Exhibit 4.2

Employee Share Plan

AVITA MEDICAL LIMITED

ACN 058 466 523

Table of Contents

1.	The Plan	1

1.1	Purpose	1
1.2	Commencement	1
1.3	Termination or suspension of Plan	1
1.4	Connection with other plans	1

2.	Eligibility	1

2.1	Participation by Eligible Employees	1
2.2	Overseas Eligible Employees	1

3.	Participation	2

3.1	Invitation to participate	2
3.2	Application Form	2
3.3	Participant bound by Application Form, Plan and Constitution	2

4.	Allocation of Shares	2

4.1	Allocation of Shares	2
4.2	Method of consideration	2
4.3	Holding Statements	2

5.	Issue of Shares	3

6.	Nature of Shares	3

6.1	General	3
6.2	Ranking	3
6.3	Voting	3
6.4	Entitlement to dividends	3
6.5	Transfer restrictions on Shares	3

7.	Buyback or Sale of Shares	3

7.1	Unfulfilled Vesting Condition	3
7.2	Ceasing Employment before Restriction Conditions satisfied	4

8.	Contracts of employment and other employment rights	4

8.1	Discretion of Board	4
8.2	Calculation of employee benefits	4
8.3	No right to future employment or engagement	4
8.4	Acknowledgment by Participant	4

9.	Attorney	5

10.	Powers of the Board	5

10.1	Powers of the Board	5
10.2	Indemnification	5
10.3	Resolution to terminate, suspend, supplement or amend	6

11.	General	6

11.1	Severability	6
11.2	Consents and approvals	6
11.3	Governing law and jurisdiction	6
11.4	Conflicting provisions	6

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12.	Definitions and interpretation	6

12.1	Definitions	6
12.2	Interpretation	8

Schedule 1 : Application Form		10

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Employee Share Plan

Date adopted	7 January 2016

1.	The Plan

1.1	Purpose

The purpose of this Plan is to provide “Eligible Employees” (who may be an employee of, consultant to, or Director of the Group) with an incentive to remain with the Group and to improve the longer-term performance of the Group and its returns to shareholders. It is intended that this Plan will enable the Group to retain and attract skilled and experienced staff and provide them with the motivation to make the Group more successful.

1.2	Commencement

This Plan will take effect on and from such date as the Board may resolve.

1.3	Termination or suspension of Plan

(a)	The Board may terminate or suspend the operation of this Plan at any time.

(b)

If this Plan is terminated or suspended under clause 1.3(a) for any reason, the termination does not prejudice any rights of the Participants which have accrued up to the time this Plan is terminated or suspended. For clarity where any Shares or entitlements have been issued prior to the date of termination or suspension, those Shares and entitlements (as the case may be) will continue in full force on the terms of the plan as at the date of termination or suspension.

1.4	Connection with other plans

Unless the Board otherwise determines, participation in this Plan does not affect, and is not affected by, participation in any other incentive or other plan operated by the Company unless the terms of that other plan provide otherwise.

2.	Eligibility

2.1	Participation by Eligible Employees

The Board may determine at any time that any Eligible Employee is not entitled to participate in this Plan if the Eligible Employee’s participation would be unlawful.

2.2	Overseas Eligible Employees

At the Board’s discretion, the Company may:

(a)	allot or issue Shares to Participants who are resident outside of Australia; and

(b)	make regulations for the operation of this Plan which are not inconsistent with this Plan to apply to Participants who are resident outside of Australia.

3.	Participation

3.1	Invitation to participate

Subject to this Plan, the Board may invite any Eligible Employee selected by it to complete an Application Form relating to a specified number of Shares allocated to that Eligible Employee by the Board.

3.2	Application Form

The Board (or where a Loan is provided by a company in the Group, the Board of that company) must give to each Eligible Employee invited to complete an Application Form, an Application Form together with the following information relating to the Shares allocated to the Eligible Employee:

(a)	the name of the Eligible Employee;

(b)	the date of allocation or intended date of allocation;

(c)	the total number of Shares to be allocated;

(d)	the Acquisition Price;

(e)	where a Loan is provided, a Loan Agreement containing the terms and conditions of the Loan as determined by the Board (or the Board of the company in the Group which provides a Loan);

(f)	any other terms and conditions relating to the Shares which, in the opinion of the Board, are fair and reasonable but not inconsistent with this Plan; and

(g)	any other information or documents required to be notified by the Corporations Act.

3.3	Participant bound by Application Form, Plan and Constitution

By completing and returning the Application Form, a Participant irrevocably agrees to be bound by the terms of the Application Form, this Plan and the Constitution.

4.	Allocation of Shares

4.1	Allocation of Shares

The Board may allot and issue or transfer Shares to a Participant on acceptance of a duly signed and completed Application Form.

4.2	Method of consideration

The Board may determine the requisite form of consideration to purchase Shares, which may include cash, electronic funds transfer or Loan or any combination of them.

4.3	Holding Statements

The Company must procure the issue of a holding statement to a Participant in respect of the Shares issued to that Participant.

5.	Issue of Shares

The number of Shares held by Participants pursuant to the Plan at any time must not exceed 10% of the total number of issued Shares in the Company at the relevant time.

6.	Nature of Shares

6.1	General

Subject to the terms of any applicable Loan (if any), a Participant is entitled to any rights which accrue to Shares held by the Participant and may accept the rights and sell or otherwise deal with those rights in accordance with this Plan and the Application Form.

6.2	Ranking

The Shares will rank equally with all other fully paid ordinary shares on issue in the capital of the Company.

6.3	Voting

Holders of Shares issued under this Plan will be entitled to exercise all voting rights attaching to the Shares in accordance with the Company’s constitution.

6.4	Entitlement to dividends

Holders of Shares issued under this Plan will be entitled to participate in dividends declared and paid by the Company in accordance with the rights attaching to the Shares and the Company’s constitution.

6.5	Transfer restrictions on Shares

Other than as provided by this Plan, the Company must not register or permit registration of or a transfer of a Share unless and until the Shares have Vested and, for that purpose, the Company may do all acts and things necessary to enforce any restrictions on the transfer of any Share and the relevant Participant is bound by those restrictions.

7.	Buyback or Sale of Shares

7.1	Unfulfilled Vesting Condition

Where a Vesting Condition in relation to the Shares is not satisfied by the due date, or becomes incapable of satisfaction in the opinion of the Board, the Company must, unless the Vesting Condition is waived by the Board and subject to the Corporations Act and the ASX Listing Rules, either:

(a)

buy back and cancel the relevant Shares within 12 months of the date the Vesting Condition was not satisfied (or became incapable of satisfaction) under Part 2J.1 of the Corporations Act at a price equal to the cash consideration paid by the Participant for the Shares; or

(b)

arrange to sell the Shares as soon as reasonably practicable either on the ASX or to an investor who falls within an exemption under Section 708 of the Corporations Act provided that the sale must be at a price that is no less than

80% of the volume weighted average price at which Shares were traded on the ASX on the 10 trading days up to and including the trading day before the sale date, and apply the sale proceeds (Sale Proceeds) in the following priority:

(i)	first, to pay the Company any outstanding Loan Amount (if any) in relation to the Shares and the Company’s reasonable costs in selling the Shares;

(ii)

second, to the extent the Sale Proceeds are sufficient, to repay the Participant any cash consideration paid by the Participant or Loan Amount repayments (including any cash dividends applied to the Loan Amount) made by or on behalf of the Participant; and

(iii)	lastly, any remainder to the Company to cover its costs of managing the Plan.

7.2	Ceasing Employment before Restriction Conditions satisfied

Where the person who was initially offered the Shares ceases to be an Eligible Employee and, at that time, there are Vesting Conditions in relation to those Shares that are unsatisfied or are incapable of satisfaction in the opinion of the Board (and they are not waived), unless the Participant becomes a Good Leaver, the Company must, subject to the Corporations Act and the ASX Listing Rules, buy back and cancel or sell the Shares in accordance with clause 7.1 of this Plan.

8.	Contracts of employment and other employment rights

8.1	Discretion of Board

It is a condition of this Plan that this Plan may be terminated at any time at the discretion of the Board and that no compensation under any employment contract will arise as a result.

8.2	Calculation of employee benefits

The value of the Shares does not increase a Participant’s income for the purpose of calculating any employee benefits.

8.3	No right to future employment or engagement

Participation in this Plan does not confer on any Participant any right to future employment or engagement and does not affect any rights which the Company may have to terminate the employment or engagement of any Participant.

8.4	Acknowledgment by Participant

It is acknowledged and accepted by each Participant that the terms of this Plan do not form part of the terms and conditions of the Participant’s employment or other engagement contract, nor do the terms of this Plan constitute a contract or arrangement (including any related condition or collateral arrangement) in relation to the Participant’s employment or other engagement contract.

9.	Attorney

By completing and signing the Application Form the Participant irrevocably appoints the person who from time to time occupies the position of secretary of the Company or relevant company in the Group (where that company in the Group provides the Loan) (or the secretary’s authorised delegate) as his or her attorney to complete and execute any documents, including share transfers, and to do all acts or things in his or her name on his or her behalf which may be necessary for the purpose of giving effect to this Plan, including power

(a)

to transfer the shares which are the subject of the Application to a nominee of the Company or relevant company in the Group (where that company in the Group provides the Loan) at the Acquisition Price per Share, or

(b)	for the Company to undertake a buy back (at the Issue Price per Share) or capital reduction of those Shares pursuant to the provisions of the Corporations Act 2001,

upon the basis that the Application Form is an irrevocable direction to the Company (either on its own behalf or on behalf of a company in the Group (where that company in the Group provides the Loan)) to apply all proceeds that would have otherwise been provided or due to the Participant on a transfer, buy back or capital reduction of the Loan Shares solely in satisfaction of the Outstanding Loan Balance.

10.	Powers of the Board

10.1	Powers of the Board

This Plan will be managed by the Board, which will have power to:

(a)	determine appropriate procedures for the administration of this Plan consistent with this clause 10.1;

(b)	resolve conclusively all questions of fact or interpretation arising in connection with this Plan;

(c)	determine matters falling for determination under this clause 10.1 in its discretion having regard to the interests of and for the benefit of the Company;

(d)	exercise the discretions conferred on it by this clause 10.1 or which may otherwise be required in relation to this Plan, including determination of the Acquisition Price; and

(e)	delegate to any one or more persons (for such period and on such conditions as it may determine) the exercise of any of its powers or discretions arising under this Plan.

10.2	Indemnification

The Company must indemnify, and keep indemnified, to the full extent permitted by law, each person who is or has been a director or alternate director of the Company against all proceedings, actions, claims, demands, losses, liabilities, damages, costs and expenses which may be made, brought against, suffered or incurred by the person arising directly or indirectly out of or in connection with the administration of this Plan.

10.3	Resolution to terminate, suspend, supplement or amend

The Board has absolute and final determination in passing a resolution to terminate or suspend the operation of this Plan or to supplement or amend this Plan in any way that the Board determines appropriate.

11.	General

11.1	Severability

Any provision of this Plan which is invalid in any jurisdiction must, in relation to that jurisdiction:

(a)	be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	be severed from this Plan in any other case,

without invalidating or affecting the remaining provisions of this Plan or the validity of that provision in any other jurisdiction.

11.2	Consents and approvals

Where anything depends on the consent or approval of a party then, unless this Plan provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

11.3	Governing law and jurisdiction

(a)	This Plan is governed by and must be construed in accordance with the laws in force in the State of Western Australia and the Commonwealth of Australia.

(b)

The parties submit to the non-exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to this Plan, its performance or subject matter.

11.4	Conflicting provisions

If there is any conflict between the main body of this Plan and any schedules or annexures comprising it, then the provisions of the main body of this Plan prevail.

12.	Definitions and interpretation

12.1	Definitions

In this Plan:

Acquisition Price means the issue price of the Shares pursuant to the Plan as determined by the Board at their absolute discretion, being a price per Share as determined by the Board (in its discretion) as at the time of the proposed issue of the Loan Shares which equates to an arm’s length market price, taking into account among other factors (i) recent trading volumes, (ii) the price at which Shares traded over the relevant period and (iii) other factors determined by the Board to be relevant;

Application Form means the form that the Board determines is to be used by an Eligible Employee to apply for Shares under this Plan as set out in Schedule 1;

Bad Leaver means a Participant who ceases employment, engagement or office with any Group Company in any of the following circumstances:

(a)	the Participant’s employment or engagement is terminated, or the Participant is dismissed from office, due to:

(i)	serious and wilful misconduct;

(ii)	material breach of the terms of any contract of employment, engagement or office entered into by the Company (or another Group Company) and the Participant;

(iii)	gross negligence; or

(iv)	other conduct justifying termination of employment, engagement or office without notice either under the Participant’s contract of employment, engagement or office, or at common law;

(b)

the Participant ceases his or her employment, engagement or office for any reason and commences employment, engagement or office, or otherwise acts, in breach of any post-termination restrictions contained in his or her contract of employment, engagement or office entered into by the relevant Group and the Participant; or

(c)	the Participant is ineligible to hold his or her office for the purposes of Part 2D.6 of the Corporations Act.

Board means the board of directors of the Company or a committee appointed by the board of directors of the Company;

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Melbourne, Victoria;

Company means Avita Medical Limited ACN 058 466 523 of Level 9, The Quadrant, 1 William Street, Perth, Western Australia;

Constitution means the constitution of the Company as may be amended from time to time;

Corporations Act means the Corporations Act 2001 (Cth);

Directors means the directors of the Company;

Eligible Employee means an employee of, consultant to, or a Director or any member of the Group;

Employee Share Scheme has the meaning provided under the Corporations Act;

Good Leaver means a Participant who not a Bad Leaver and ceases employment, engagement or office with any Group Company due to:

(a)	death or Total or Permanent Disability;

(b)	bona fide Retirement from the workforce (unless the Retirement happens within six (6) months of the date of the issue of the Plan Shares);

(c)	bona fide Redundancy;

(d)	Severe Financial Hardship;

(e)	death of an immediate family member of the Participant (or Eligible Participant, as applicable);

(f)

substantial change in circumstances, out of the control of the Participant (or Eligible Participant, as applicable) which affects the ability of the Participant (or Eligible Participant, as applicable) to perform his or her role with a Group Company;

(g)	terminal illness of the Participant (or Eligible Participant); or

(h)	or any other reason the Board determines in its sole and absolute discretion.

Group means the Company and each Related Body Corporate of the Company;

Loan means a loan made by the Company or a company in the Group to an Eligible Employee in for the purposes of the acquisition of Loan Shares by a Participant;

Loan Agreement means any loan agreement between the Company or company in the Group and the Eligible Employee evidencing the terms and conditions of the Loan;

Loan Share means a Share acquired with a Loan which has not been repaid in full in accordance with the terms of the Loan Agreement;

Participant means an Eligible Employee (who may be an employee of, consultant to, or a director of the Group) who has been invited to participate in this Plan and any other person who is nominated by that Eligible Employee and who is determined by the Board to be a Participant for the purposes of this Plan;

Plan means this plan including the background, any schedules and any annexures;

Related Body Corporate has the meaning given to that term in the Corporations Act;

Shares means fully paid ordinary shares in the capital of the Company or any other securities issued in accordance with this Plan as the context requires; and

Vested means, in relation to a Share, that the relevant Participant is entitled to become the registered holder of that Share under clause 6.5 as a result of satisfaction of a Vesting Condition and Vesting has a corresponding meaning.

Vesting Condition means any condition prescribed by the Company that must be satisfied before the Shares are Vested.

12.2	Interpretation

In this Plan, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this Plan;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	a reference to a party is to a party to this Plan and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(g)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;

(h)	the word “person” includes a natural person, partnership, body corporate, association, governmental or local authority, agency and any body or entity whether incorporated or not;

(i)	the word “month” means calendar month and the word “year” means 12 months;

(j)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(k)	a reference to a thing includes a part of that thing;

(l)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(m)	wherever “include”, “for example” or any form of those words or similar expressions is used, it must be construed as if it were followed by “(without being limited to)”;

(n)	money amounts are stated in Australian currency unless otherwise specified;

(o)	a reference to time is to Melbourne, Victoria time;

(p)

a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body;

(q)

any agreements, representation, warranty or indemnity in favour of two or more parties (whether those parties are included in the same defined term or not) is for the benefit of them jointly and separately; and

(r)	any agreements, representation, warranty or indemnity by two or more parties (whether those parties are included in the same defined term or not) binds them jointly and separately.

Schedule 1: Application Form